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                                                                  EXHIBIT (g)(3)

                                 WESTCORE TRUST

                               AMENDMENT NO. 1 TO
                                CUSTODY AGREEMENT

                                                              September 30, 1998

BNY Western Trust Company
90 Washington Street
22nd Floor
New York, NY  10286

Dear Sirs:

     The purpose of this letter is to confirm that the undersigned, Westcore Trust (the "Trust"), a Massachusetts business trust, hereby appoints BNY Western Trust Company, a subsidiary of the Bank of New York Company, Inc., to act as custodian of the property belonging to its Mid-Cap Opportunity Fund on the terms and conditions set forth in the Custody Agreement ("Agreement") between the Trust and Wells Fargo Bank, N.A. as assumed by BNY Western Trust Company, dated as of January 22, 1997, and for the compensation as agreed upon in writing from time to time by the Trust and BNY Western Trust Company. Please sign below to accept this appointment and to agree that the Agreement is hereby amended to provide that BNY Western Trust Company shall act as the custodian for the Trust's Mid-Cap Opportunity Fund in accordance with the foregoing.

                                        Very truly yours,

                                        WESTCORE TRUST

                                        By:    /s/ Jack D. Henderson
                                            ------------------------------------

Accepted:

BNY Western Trust Company,
a subsidiary of Bank of New York

By:    /s/C. Rodney Cooper
    -------------------------------
     Name: C. Rodney Cooper
     Title:  Chairman & CEO